SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULE 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)

                                  SAFENET, INC.
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                                (Name of Issuer)

                                  Common Stock
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                         (Title of Class of Securities)

                                    78645R107
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                                 (CUSIP Number)

                                 January 2, 2002
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             (Date of Event which Requires Filing of this Statement)

      Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_| Rule 13d-1 (b)
      |X| Rule 13d-1 (c)
      |_| Rule 13d-1 (d)

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      The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 78645R107                SCHEDULE 13G                Page 1 of 3 Pages
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1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Pijnenburg Beheer N.V.
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2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|
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3     SEC USE ONLY


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4     CITIZENSHIP OR PLACE OF ORGANIZATION

      The Netherlands
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                  5     SOLE VOTING POWER

                        546,250
                  --------------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
    SHARES
 BENEFICIALLY           None
   OWNED BY       --------------------------------------------------------------
     EACH         7     SOLE DISPOSITIVE POWER
  REPORTING
    PERSON              546,250
     WITH         --------------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        None
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9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      546,250 shares
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10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*

                                                                             |_|
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11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      7.1%
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12    TYPE OF REPORTING PERSON*

      CO
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                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a). Name of Issuer: SafeNet, Inc.

Item 1(b). Address of Issuer's Principal Executive Offices: 8029 Corporate Drive
                                                            Baltimore, MD 21236

Item 2(a). Name of Person Filing: Pijnenburg Beheer N.V.

Item 2(b). Address of Principal Business Office: Boxtelseweg 26, 5261 NE Vught,
                                                 The Netherlands

Item 2(c). Citizenship: The Netherlands.

Item 2(d). Title of Class of Securities: Common Stock.

Item 2(e). CUSIP Number: 78645R107.

Item 3.    This statement is filed pursuant to ss. 240.13d-1(c).

Item 4.    Ownership

           (a)  Amount beneficially owned: 546,250 shares.

           (b)  Percent of class: 7.1%.

           (c)  Number of shares as to which the person has:

              (i)   Sole power to vote or to direct the vote: 546,250.

              (ii)  Shared power to vote or to direct the vote: None.

              (iii) Sole  power to  dispose  or to direct  the  disposition  of:
                    546,250.

              (iv)  Shared  power to dispose or to direct  the  disposition  of:
                    None.

Item 5.    Ownership of Five Percent or Less of a Class: Not applicable.

Item 6.    Ownership of More than Five Percent on Behalf of Another Person:

           Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:

           Not applicable.

Item 8.    Identification and Classification of Members of the Group:

           Not applicable.

Item 9.    Notice of Dissolution of Group: Not applicable.

Item 10. Certification

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: April 8, 2002

                                                Pijnenburg Beheer N.V.


                                                By: /s/ COR PIJNENBURG
                                                    -------------------------
                                                    Cor Pijnenburg, President